Exhibit 99.1

Cvent Announces Fourth Quarter and Full Year 2015 Financial Results
Fourth Quarter Revenue of $50.9 Million Increases 29.5% Year-Over-Year
Full Year 2015 Revenue of $187.7 Million Increases 32.0% Year-Over-Year

TYSONS CORNER, Va - February 25, 2016 - Cvent, Inc. (NYSE: CVT), a leading cloud-based enterprise event management company, today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Reggie Aggarwal, founder and chief executive officer of Cvent, said, “Our fourth quarter financial performance exceeded our expectations for revenue and adjusted EBITDA, capping off a very successful year for the company. Throughout 2015 our strategy to invest in broadening and deepening our software solutions significantly helped us in signing larger new deals and gaining further adoption by existing customers. By developing our vision for both the Event Cloud and Hospitality Cloud, we have been able to expand the size of our addressable market, attract an increasingly diverse array of customers of all sizes and industries, and further solidify our leadership position in the market.”

Aggarwal added, “In 2016 we plan to continue the strategy that helped drive our success in 2015 by investing in technology that will broaden our reach to new customers around the world and expand our relationships with existing customers. We will also look to expand our sales team in 2016, especially in account management, to help us further expand our relationships with enterprise customers. While we have had significant success in growing our leadership position, we believe we still have vast opportunities ahead of us, which our continued investments will enable us to capture. We believe this strategy will produce strong revenue growth and adjusted EBITDA in 2016 and beyond, as we continue to transform the meetings and events industry.”
Fourth Quarter 2015 Financial Highlights
Revenue

•	Total revenue was $50.9 million, an increase of 29.5% from the comparable period in 2014.

•	Event Cloud revenue was $36.0 million, an increase of 30.2% from the comparable period in 2014.

•	Hospitality Cloud revenue was $14.9 million, an increase of 27.7% from the comparable period in 2014.
Operating (Loss) Income

•
GAAP operating loss was $(7.2) million and included a loss of $(5.4) million associated with the sales of the company's consumer ticketing and related mobile businesses. This compares to a $(3.0) million loss in the comparable period in 2014.

•	Non-GAAP operating income was $4.3 million, compared to $0.2 million in the comparable period in 2014.

Net (Loss) Income

•
GAAP net loss was $(11.6) million and included a loss of $(5.4) million associated with the sales of the company’s consumer ticketing and related mobile businesses, and a $(7.8) million income tax expense resulting from a non-cash charge to establish a valuation allowance against deferred tax assets. This compares to a GAAP net loss of $(1.9) million for the comparable period in 2014. GAAP net loss per share was $(0.28), based on 42.0 million basic and diluted weighted average common shares outstanding, compared to $(0.05) for the comparable period in 2014, based on 41.1 million basic and diluted weighted average common shares outstanding.

•
Non-GAAP net loss was $(0.1) million and included the aforementioned $(7.8) million income tax expense to establish a valuation allowance against deferred tax assets. Non-GAAP net loss per share was $0.00, based on 42.0 million basic and diluted weighted average common shares outstanding. Excluding this tax impact, non-GAAP net income outperformed guidance by 6.2 million, or $0.15 per diluted share. This compares to non-GAAP net income of $1.3 million in the comparable period in 2014, or $0.03 per diluted share for the comparable period in 2014, based on 43.2 million diluted weighted average common shares outstanding.

Adjusted EBITDA

•	Adjusted EBITDA was $9.1 million, representing an adjusted EBITDA margin of 17.9%, compared to $3.3 million, or an adjusted EBITDA margin of 8.5%, in the comparable period in 2014.
Full Year 2015 Financial Highlights
Revenue

•	Total revenue was $187.7 million, an increase of 32.0% from 2014.

•	Event Cloud revenue was $130.7 million, an increase of 31.1% from 2014.

•	Hospitality Cloud revenue was $57.0 million, an increase of 34.0% from 2014.
Operating (Loss) Income

•
GAAP operating loss was $(16.5) million and included a loss of $(5.4) million associated with the sales of the company's consumer ticketing and related mobile businesses. This compares to a $(0.2) million loss in 2014.

•	Non-GAAP operating income was $10.7 million, compared to $8.2 million in 2014.
Net (Loss) Income

•
GAAP net loss was $(18.8) million and included the same adjusting items mentioned in the Fourth Quarter Financial Highlights. This compares to GAAP net income of $1.8 million in 2014. GAAP net loss per share was $(0.45) in 2015, based on 41.6 million basic and diluted weighted average common shares outstanding, compared to GAAP net income per diluted share of $0.04 for the comparable period in 2014, based on 43.2 million diluted weighted average common shares outstanding.

•
Non-GAAP net income was $10.3 million and included the aforementioned $(7.8) million income tax expense to establish a valuation allowance against deferred tax assets. Non-GAAP net income per diluted share was $0.24, based on 43.4 million diluted weighted average common shares outstanding. Excluding this tax impact, non-GAAP net income outperformed guidance by $6.1 million, or $0.14 per diluted share. This compares to non-GAAP net income of $10.3 million in 2014, or $0.24 per diluted share, based on 43.2 million diluted weighted average common shares outstanding.

Adjusted EBITDA

•	Adjusted EBITDA was $27.5 million, representing an adjusted EBITDA margin of 14.6%, compared to $18.0 million, or an adjusted EBITDA margin of 12.6%, in 2014.

Recent Business Highlights

•
Signed new enterprise solutions customers across the US and internationally, including a Fortune 500 reinsurance company, a Forbes Global 50 bank, and a Fortune 200 global business services and technology company, as well as expansions or renewals with a Fortune 50 technology company, a Fortune 50 chemical company, a Forbes Global 2000 publishing and information services company, and a Fortune 200 medical products company.

•
Attracted new mid-market event management customers including a privately-held regional fast food chain and the University of Colorado Boulder, and renewed or expanded agreements with Atlantic Media, Teach for America, and Plexus Worldwide.

•
Experienced continued adoption of mobile app technology with new customers including a Forbes Global 50 bank, and Tech Exec Networks, a technology and information security executive networking and relationship-marketing firm. Organizations that renewed or expanded relationships include a Fortune 100 technology company, one of the largest labor unions in the United States, Optiv Security, and The Tax Institute.

•
Added new Hospitality Cloud customers such as Interstate Hotels & Resorts, and signed renewals or expansions with customers such as Kessler Collection, Rosen Hotels & Resorts, Wyndham Hotel Group, and other top hotel chains.

•
Divested consumer ticketing assets in December, as previously announced, and consumer mobile assets in January 2016, intensifying the company’s focus and resources on corporate event management solutions and group business platform for the hospitality industry.

Full Year 2015 Business Highlights and Metrics

•	Increased focus on the entire event life cycle, closing more deals that include multiple solutions across the platform to new customers, including Subway, Infusionsoft, Hyland Software and Alarm.com.

•
Achieved greater penetration within the higher education marketplace, signing top universities such as Northwestern University, Yale University, and University of Michigan. Forty-five of the top one hundred US colleges and universities according to US News and World Report are now customers.

•
Launched Onsite Solutions and acquired Alliance Tech, positioning the company to manage larger conferences, delivering clean, efficient, and engaging "day of" experiences and allowing event marketers to effectively measure each attendee's journey.

•
Launched Cvent Express, which in combination with Onsite Solutions allows us to support a broader spectrum of meetings and events ranging from twenty-five person training seminars to complex, multi-day conferences for tens of thousands of attendees.

•	Extended the Hospitality Cloud's capabilities beyond Group Marketing Solutions with new Group Demand Management and Group Business Intelligence solutions.

•	Ended the year with over 15,800 customers, an increase of 13% compared to over 14,000 customers at the end of 2014.

•	Managed 344,000 meetings, an increase of 30% from 2014.

•	Processed 15.0 million individual event registrations, a 37% increase from 2014.

•	Processed $9.8 billion in meeting and event request for proposal (RFP) volume, an increase of 14% from 2014.

•	Transmitted 1.8 million RFPs, an increase of 15% from 2014.
For a further description of how the Company defines and calculates these metrics, see the Business Metrics Definition section at the end of this release.

Business Outlook
Based on information available as of today, Cvent is issuing guidance for the first quarter and full year 2016 as follows. Refer to the reconciliation of GAAP guidance to non-GAAP guidance table at the end of this release for details on non-GAAP adjustments. Additionally, as in the fourth quarter of 2015, GAAP and non-GAAP net income (loss) guidance for the first quarter and full year 2016 are negatively impacted by tax valuation allowances of approximately $3 million and $13 million, respectively. Finally, non-GAAP net income (loss) guidance now includes intangible asset amortization expense, which was excluded from this measure in 2015.
First Quarter 2016:

•	Total revenue is expected to be in the range of $51.0 million to $51.5 million, representing 24% to 25% growth, or approximately 29% to 30% when excluding divested businesses from 2015 revenue.

•	GAAP net loss is expected to be in the range of $(7.3) million to $(6.9) million, or $(0.17) to $(0.16) per share, based on 42.2 million basic and diluted weighted average common shares outstanding.

•
Non-GAAP net loss is expected to be in the range of $(1.8) million to $(1.4) million, or $(0.04) to $(0.03) per share, based on 42.2 million basic and diluted weighted average common shares outstanding.

•	Adjusted EBITDA is expected to be in the range of $4.4 million to $4.8 million.
Full Year 2016:

•	Total revenue is expected to be in the range of $228.5 million to $231.5 million, representing 22% to 23% growth, or approximately 27% to 28% when excluding divested businesses from 2015 revenue.

•	GAAP net loss is expected to be in the range of $(31.5) million to $(30.0) million, or $(0.74) to $(0.71) per share, based on 42.5 million basic and diluted weighted average common shares outstanding.

•
Non-GAAP net income (loss) is expected to be in the range of a loss of $(1.2) million to income of $0.3 million, or a loss of $(0.03) per share to income of $0.01 per share, based on 42.5 million basic and diluted weighted average common shares outstanding and 43.9 million diluted weighted average common shares outstanding, respectively.

•	Adjusted EBITDA is expected to be in the range of $27.5 million to $29.0 million.
Conference Call Information

What:	Cvent Fourth Quarter and Full Year 2015 Financial Results Conference Call

When:	Thursday, February 25, 2016

Time:	4:30 p.m. ET

Live Call:	(877) 328-1165, Domestic
(412) 317-5468, International

Replay:	(877) 344-7529, Passcode 10080902, Domestic
(412) 317-0088, Passcode 10080902, International

Webcast:	http://investors.cvent.com (live and replay)
The webcast will be archived on Cvent’s website for a period of three months.

About Cvent, Inc.
Cvent, Inc. (NYSE: CVT) is a leading cloud-based enterprise event management company, with over 15,800 customers worldwide. Cvent offers software solutions to event planners for online event registration, venue selection, event management, mobile apps for events, e-mail marketing and web surveys. Cvent provides hoteliers with an integrated platform, enabling properties to increase group business demand through targeted advertising and improve conversion through proprietary demand management and business intelligence solutions. Cvent solutions optimize the entire event management value chain and have enabled clients around the world to manage hundreds of thousands of meetings and events. For more information, please visit www.cvent.com, or connect with us on Facebook, Twitter or LinkedIn.
Non-GAAP Financial Measures
This press release contains the following non-GAAP financial measures: Non-GAAP cost of revenue expenses, Non-GAAP sales and marketing expenses, Non-GAAP research and development expenses, Non-GAAP general and administrative expenses, Non-GAAP operating (loss) income, Adjusted EBITDA, Non-GAAP net (loss) income and Non-GAAP net (loss) income per share.
We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Cvent’s financial condition and results of operations. We use these non-GAAP measures for financial, operational and budgetary decision-making purposes, and to compare our performance to that of prior periods for trend analyses. We believe that these non-GAAP financial measures provide useful information regarding past financial performance and future prospects, and permit us to more thoroughly analyze key financial metrics used to make operational decisions. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.
We do not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, which are included in this press release, and not to rely on any single financial measure to evaluate our business.
Cvent excludes one or more of the following items from these non-GAAP financial measures:
Interest income. Cvent excludes this income primarily because it is not considered a part of ongoing operating results.
Other expense. Cvent excludes this expense primarily because it is not considered a part of ongoing operating results.
Provision for (benefit from) income taxes. Cvent excludes this expense (benefit) from certain non-GAAP financial measures primarily because of the volatility in the amount of expense (benefit) that Cvent does not consider a meaningful component of our operating results when assessing the performance of our business. The exclusion of this expense (benefit) facilitates the comparison of our business outlooks for future periods with the results from prior periods.
Excess tax benefits from stock-based compensation. For the twelve months ended December 31, 2015, Cvent’s non-GAAP financial measures excluded previously recognized excess tax benefits from stock-based compensation from which Cvent could not benefit from. Excluding these non-cash amounts improves the comparability of the performance of the business across periods, and to the results of other companies in our industry, which may have their own unique histories associated with stock-based compensation.
Amortization of intangible assets. In accordance with GAAP, our expenses, including cost of revenue and operating expenses, include amortization of intangible assets such as acquired technology, customer lists and trademarks. Cvent excludes these items from its non-GAAP financial measures because they are expenses that Cvent does not consider part of ongoing operating results when assessing the performance of our business, and Cvent believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which may have their own unique acquisition histories.

Losses on divested businesses. Cvent’s non-GAAP financial measures exclude losses on divested businesses. Cvent excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business. Excluding these amounts improves comparability of the performance of the business across periods, and to the results of other companies in our industry, which have their own unique histories associated with divested businesses.
Stock-based compensation expense. Cvent’s non-GAAP financial measures exclude stock-based compensation, which consists of expenses for stock options and restricted stock units. Cvent excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business. Excluding these amounts improves comparability of the performance of the business across periods, and to the results of other companies in our industry, which have their own unique histories associated with stock-based compensation.
Foreign currency remeasurement and transaction losses (gains). Cvent’s non-GAAP financial measures exclude these losses (gains) primarily because they are non-cash, and are driven primarily by our India operations, which for accounting purposes is not considered a stand-alone entity and are remeasured instead of translated. In accordance with GAAP, the losses (gains) associated with remeasuring our India financial statements, are recognized through our Consolidated Statements of Operations and Comprehensive Loss instead of through our Consolidated Balance Sheets, where translation losses (gains) from most foreign subsidiaries would be included. Excluding these amounts improves comparability of the performance of the business across periods and to the results of other companies in our industry, which generally recognize similar losses (gains) through their Consolidated Balance Sheets.
Costs related to acquisitions. Cvent’s non-GAAP financial measures exclude contingent payments included in compensation expense which relates to the potential cash payment to certain employees of acquired companies whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. As the contingent payments are subject to continued employment, GAAP requires that these payments be accounted for as compensation expense and such expense is subject to revaluation. Cvent excludes this item from its non-GAAP financial measures primarily because it is a component of the contractual deal consideration and it is not considered part of ongoing operating results when assessing the performance of our business. Additionally, Cvent’s non-GAAP financial measures exclude costs related to performing due diligence, drafting and negotiating definitive agreements, valuation, earn-out payments, retention payments and severance or other acquisition-related activities. The exclusion of these expenses facilitates the comparison of post-acquisition operating results to the results of other companies in our industry, which have their own unique acquisition histories.
Office relocation costs. These costs relate to Cvent’s office headquarters move during the third quarter of 2014. Cvent excludes this item from its non-GAAP financial measures primarily because it is not considered part of ongoing operating results when assessing the performance of our business. The exclusion of these expenses facilitates the comparison of operating results to the results of other companies in our industry.
Business Metrics Definitions
Events and Meetings Managed. We define events and meetings managed as the total number of all events and meetings managed through our platform in a given period. This amount includes all events and meetings using the date the event was created as listed in our system to determine which period the event was first actively managed by our platform. This also includes meetings being tracked on our platform by large enterprise clients for budgeting and management purposes, some of which may be historical meetings. We generally do not generate revenue on the basis of a rate per event or meeting. Our pricing model is based on a combination of (i) contracted fees for blocks of registrations with an additional fee being charged for every registration being processed over and above that contracted amount, (ii) annual maintenance fees and (iii) a fee per each additional module sold within our platform. Thus, the total number of events and meetings managed is a leading indicator of our revenue and helps us evaluate the scale being executed through our Event & Conference Management or Strategic Meetings Management solutions.
Event Registrations Processed. We measure event registrations processed as the total number of all attendee registrations executed through our platform in a given period. We believe that the number of event registrations processed and the year-on-year growth rate help us evaluate the scale of events being executed through our software platform. We do not generate revenue on the basis of a fixed percentage per registration. Our pricing model is based on a combination of (i) contracted fees for blocks of registrations with an additional fee being charged for every registration being processed over and above that contracted amount, (ii) annual support fees and (iii) a fee per each additional module sold within our platform, among other considerations. Thus, increases in registrations are a leading indicator of future increases in our revenue.

RFP Dollars Processed. The estimated amount sourced through our Hospitality Cloud is based on the number of participant days and room days requested through our marketplace for the respective year and (i) the average daily hotel room rate and (ii) average daily food and beverage rate where applicable. The average daily hotel room rate and food and beverage rate are adjusted every quarter based on actual price data from all awarded proposals to RFPs for the trailing 12 months. The food and beverage average assumes, for any RFPs with meeting space: (i) a morning break, afternoon break, and lunch, for RFPs through CSN; and (ii) a snack and lunch for any RFPs transmitted through EliteMeetings.com and SpeedRFP.com. This estimate is premised on RFPs transmitted by planners in each year including those that were never responded to, and may not reflect the actual transactions that ultimately took place, which we generally expect are lower in total dollar value than the estimates above. While we do not earn material revenue from our role in facilitating the introduction of the parties to these transactions through the transmission of the RFPs, we believe that the total estimated value of unique RFPs provides an indication of the growing scale and importance of our marketplace. In 2015, we have made changes in our methodology for calculating the average daily food and beverage rate and these changes have been uniformly applied to the prior years in order to provide a relevant and comparable amount in all periods presented.
Number of RFPs Transmitted. We calculate the number of RFPs transmitted as the total count of all RFPs sent to all hotels and venues through our Hospitality Cloud during the calendar year excluding events and meetings identified by the planner as canceled. Most event planners request proposals from multiple venues for a particular event, and this metric reflects the gross level of activity by planners interacting with venues. We believe that the number of RFPs processed through our Hospitality Cloud is a leading indicator of our online marketplace’s adoption by event planners, as it shows the total level of activity on our network. As the number of RFPs transmitted increases, more venues are incentivized to advertise and list in our Hospitality Cloud due to the increased opportunity for venues to connect with planners.
Cautionary Language Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our operational and investment strategies; progress in transforming the industry and capturing market share; statements regarding our preliminary unaudited revenue, net (loss) income and profitability margins for Cvent’s fourth quarter and fiscal year ended December 31, 2015; statements regarding our guidance for the first quarter and full year 2016 revenue, net (loss) income, net (loss) income per share, non-GAAP net (loss) income, non-GAAP net (loss) income per share and adjusted EBITDA; and statements regarding our expectations regarding the growth of the meetings and events industry and our market position therein. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the effect of any material weakness in the design and operating effectiveness of our internal control over financial reporting and ineffective disclosure controls and procedures; the uncertainty associated with the time and cost of the process to transition a new Chief Financial Officer and the impact of the transition; our ability to renew existing customers and attract new customers; our ability to manage our growth effectively; our ability to prevent or mitigate any disruption in our service on our websites, mobile applications or in our computer systems; our ability to integrate our acquisitions; our ability to attract, retain and motivate key personnel; and the volatility of quarterly results and expectations. For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Investor Contact:
Garo Toomajanian
ICR
ir@cvent.com
703-226-3610

Cvent, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2015	2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$118,662	$144,544
Restricted cash	378	397
Short-term investments	26,799	23,039
Accounts receivable, net of reserve of $248 and $339, respectively	30,483	44,986
Prepaid expense and other current assets	17,175	13,107
Deferred tax assets	—	3,776
Total current assets	193,497	229,849
Property and equipment, net	24,416	22,535
Capitalized software development costs, net	24,039	17,967
Intangible assets, net	17,055	9,442
Goodwill	38,940	20,802
Other non-current assets	3,653	313
Total assets	$301,600	$300,908
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,692	$5,057
Accrued and other current liabilities	29,241	18,534
Deferred revenue	77,524	82,030
Total current liabilities	108,457	105,621
Deferred tax liabilities, non-current	2,347	7,086
Deferred rent, non-current	11,527	9,576
Other liabilities, non-current	4,988	4,791
Total liabilities	127,319	127,074
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 100,000,000 shares authorized at December 31, 2015 and 2014, respectively; and zero issued and outstanding at December 31 2015 and 2014	—	—
Common stock, $0.001 par value; 1,000,000,000 shares authorized at December 31, 2015, 42,523,229 and 41,685,048 issued and 42,003,015 and 41,164,834 outstanding at December 31, 2015 and 2014, respectively	43	42
Treasury stock	(3,966)	(3,966)
Additional paid-in capital	218,493	199,169
Accumulated other comprehensive loss	(274)	(220)
Accumulated deficit	(40,015)	(21,191)
Total stockholders’ equity	174,281	173,834
Total liabilities and stockholders’ equity	$301,600	$300,908

Cvent, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue	$50,908	$39,325	$187,716	$142,245
Cost of revenue(1)	16,084	12,869	59,743	42,066
Gross profit	34,824	26,456	127,973	100,179
Operating expenses:
Sales and marketing(1)	19,287	17,549	77,931	61,764
Research and development(1)	6,668	3,701	22,006	14,049
General and administrative(1)	10,001	7,123	34,699	23,070
Intangible asset amortization, excluding cost of revenue	738	136	2,230	418
Loss on asset disposition	5,157	—	5,157	—
Loss from foreign currency transactions	148	984	2,448	1,109
Total operating expenses	41,999	29,493	144,471	100,410
(Loss) income from operations	(7,175)	(3,037)	(16,498)	(231)
Interest income	656	504	2,456	1,595
Other expense	—	—	(426)	(434)
(Loss) income from operations before income taxes	(6,519)	(2,533)	(14,468)	930
Provision for (benefit from) income taxes	5,059	(623)	4,356	(864)
Net (loss) income	$(11,578)	$(1,910)	$(18,824)	$1,794
Net (loss) income per common share:
Basic	$(0.28)	$(0.05)	$(0.45)	$0.04
Diluted	$(0.28)	$(0.05)	$(0.45)	$0.04
Weighted average common shares outstanding—basic	41,971,511	41,147,244	41,627,963	40,970,083
Weighted average common shares outstanding—diluted	41,971,511	41,147,244	41,627,963	43,172,673
Other comprehensive loss:
Foreign currency translation loss	(18)	(220)	(54)	(220)
Comprehensive (loss) income	$(11,596)	$(2,130)	$(18,878)	$1,574

[1]Stock-based compensation expense included in the above:
Cost of revenue	$428	$268	$1,934	$820
Sales and marketing	1,165	454	4,250	1,571
Research and development	1,101	271	3,410	1,002
General and administrative	667	274	2,173	978
Total	$3,361	$1,267	$11,767	$4,371

Cvent, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2015	2014
Operating activities:	(unaudited)
Net (loss) income	$(18,824)	$1,794
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	20,221	10,590
Bad debt expense, net	1,072	317
Foreign currency transaction loss	55	8
Stock-based compensation expense	11,767	4,371
Change in deferred taxes	(1,364)	1,097
Loss on asset disposition	5,411	487
Change in operating assets and liabilities:
Accounts receivable, net	13,308	(11,005)
Prepaid expenses and other assets	(7,371)	(5,184)
Accounts payable, accrued and other liabilities	8,646	8,623
Deferred revenue	(5,705)	17,277
Net cash provided by operating activities	27,216	28,375
Investing activities:
Purchase of property and equipment	(8,406)	(18,838)
Capitalized software development costs	(17,760)	(13,720)
Purchase of short-term investments, net	(3,760)	(11,680)
Acquisitions, net of cash acquired	(30,177)	(11,673)
Restricted cash	19	267
Net cash used in investing activities	(60,084)	(55,644)
Financing activities:
Proceeds from follow-on public offering, net of transaction costs	—	24,846
Excess tax benefits from stock-based compensation	5,107	—
Proceeds from exercise of stock options and warrants	2,107	779
Net cash provided by financing activities	7,214	25,625
Effect of exchange rate changes on cash and cash equivalents	(228)	(219)
Decrease in cash and cash equivalents	(25,882)	(1,863)
Cash and cash equivalents, beginning of year	144,544	146,407
Cash and cash equivalents, end of year	$118,662	$144,544
Supplemental cash flow information:
Income taxes paid	$319	$1,662
Supplemental disclosure of non-cash investing and financing activities:
Change in accounts payable for purchase of property and equipment	$706	$973
Change in goodwill due to finalization of purchase accounting	$121	$462

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands, except per share amounts and share counts)
(unaudited)

	Three months ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cost of revenue	$16,084	$12,869	$59,743	$42,066
Adjustments
Stock-based compensation expense	(428)	(268)	(1,934)	(820)
Amortization of acquired intangible assets	(333)	(110)	(1,105)	(449)
Costs related to acquisitions	(15)	—	(123)	—
Non-GAAP cost of revenue expenses	$15,308	$12,491	$56,581	$40,797

	Three months ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Sales and marketing	$19,287	$17,549	$77,931	$61,764
Adjustments
Stock-based compensation expense	(1,165)	(454)	(4,250)	(1,571)
Costs related to acquisitions	(111)	—	(384)	—
Non-GAAP sales and marketing expenses	$18,011	$17,095	$73,297	$60,193

	Three months ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Research and development	$6,668	$3,701	$22,006	$14,049
Adjustments
Stock-based compensation expense	(1,101)	(271)	(3,410)	(1,002)
Costs related to acquisitions	(105)	—	(285)	—
Non-GAAP research and development expenses	$5,462	$3,430	$18,311	$13,047

	Three months ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
General and administrative	$10,001	$7,123	$34,699	$23,070
Adjustments
Stock-based compensation expense	(667)	(274)	(2,173)	(978)
Costs related to acquisitions	(1,207)	(700)	(3,403)	(1,956)
Impairment charge	(274)	—	(274)	—
Office relocation costs	—	—	—	(155)
Non-GAAP general and administrative expenses	$7,853	$6,149	$28,849	$19,981

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands, except per share amounts and share counts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net (loss) income	$(11,578)	$(1,910)	$(18,824)	$1,794
Adjustments
Interest income	(656)	(504)	(2,456)	(1,595)
Provision for (benefit from) income taxes	5,059	(623)	4,356	(864)
Depreciation and amortization expense	5,903	3,415	20,132	10,590
Other expense	—	—	426	434
Losses on divested businesses	5,431	—	5,431	—
Stock-based compensation expense	3,361	1,267	11,767	4,371
Foreign currency remeasurement and transaction losses	148	984	2,448	1,109
Costs related to acquisitions	1,438	700	4,195	1,956
Office relocation costs	—	—	—	155
Adjusted EBITDA	$9,106	$3,329	$27,475	$17,950

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
GAAP operating loss	$(7,175)	$(3,037)	$(16,498)	$(231)
Adjustments
Stock-based compensation expense	3,361	1,267	11,767	4,371
Foreign currency remeasurement and transaction losses	148	984	2,448	1,109
Costs related to acquisitions	1,438	700	4,195	1,956
Amortization of intangible assets	1,071	246	3,335	867
Losses on divested businesses	5,431	—	5,431	—
Office relocation costs	—	—	—	155
Non-GAAP operating income	$4,274	$160	$10,678	$8,227

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
GAAP net (loss) income	$(11,578)	$(1,910)	$(18,824)	$1,794
Adjustments
Stock-based compensation expense	3,361	1,267	11,767	4,371
Losses on divested businesses	5,431	—	5,431	—
Foreign currency remeasurement and transaction losses	148	984	2,448	1,109
Costs related to acquisitions	1,438	700	4,195	1,956
Amortization of intangible assets	1,071	246	3,335	867
Excess tax benefits from stock-based compensation	—	—	1,978	—
Office relocation costs	—	—	—	155
Non-GAAP net (loss) income	$(129)	$1,287	$10,330	$10,252
Non-GAAP diluted weighted average common shares outstanding	41,971,511	43,168,138	43,421,855	43,172,673
GAAP diluted weighted average common shares outstanding	41,971,511	41,147,244	41,627,963	43,172,673
Non-GAAP net (loss) income per diluted share	$—	$0.03	$0.24	$0.24
GAAP net (loss) income per diluted share	$(0.28)	$(0.05)	$(0.45)	$0.04

RECONCILIATION OF GAAP GUIDANCE TO NON-GAAP GUIDANCE1
(in thousands, except per share amounts and share counts)
(unaudited)

	Three Months Ended March 31, 2016	Twelve Months Ended December 31, 2016
GAAP net loss	$(7,100)	$(30,750)
Adjustments
Interest income	(400)	(1,000)
Provision for income taxes	600	2,200
Depreciation and amortization expense	6,000	27,500
Stock-based compensation expense	4,800	27,200
Costs related to acquisitions	700	3,100
Adjusted EBITDA	$4,600	$28,250

	Three Months Ended March 31, 2016	Twelve Months Ended December 31, 2016

GAAP net loss	$(7,100)	$(30,750)
Adjustments
Stock-based compensation expense	4,800	27,200
Costs related to acquisitions	700	3,100
Non-GAAP net loss	$(1,600)	$(450)
Non-GAAP diluted weighted average common shares outstanding	42,200	42,500
GAAP diluted weighted average common shares outstanding	42,200	42,500
Non-GAAP net loss per diluted share	$(0.04)	$(0.01)
GAAP net loss per diluted share	$(0.17)	$(0.72)

1	Amounts expressed represent the midpoint of the Company’s guidance as of the date of this press release.